SOUTHWEST REPORTS SECOND QUARTER 2021 RESULTS

DALLAS, TEXAS - July 22, 2021 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its second quarter 2021 financial results:

•Second quarter net income of $348 million, or $.57 per diluted share, driven by a $724 million offset of salaries, wages, and benefits expenses related to the receipt of Payroll Support Program (PSP) proceeds under the Consolidated Appropriations Act, 2021 and American Rescue Plan Act of 2021
•Excluding special items1, second quarter net loss of $206 million, or $.35 loss per diluted share
•Second quarter operating revenues of $4.0 billion, down 32.2 percent compared with second quarter 2019
•Generated second quarter operating cash flow of $2.0 billion and free cash flow1 of $1.9 billion; achieved positive average daily core cash flow2 in June
•Ended second quarter with liquidity3 of $17.9 billion, well in excess of debt outstanding of $11.4 billion

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "Second quarter 2021 marked an important milestone in the pandemic recovery as leisure travel demand surged. We generated net income in June 2021, representing our first monthly profit without taking into account the benefit of temporary salaries and wages cost relief provided by PSP proceeds, since the negative effects of the pandemic began in March 2020. While the rapid ramp up in June travel demand provided stability to our financial position, it has impacted our operations following a prolonged period of depressed demand due to the pandemic. Therefore, we are intensely focused on improving our operations as we restore our network to meet demand. I am beyond thankful for our People, who are heroes, and whose resiliency, hard work, and unwavering resolve is on display every day. I am pleased for them that we were able to accrue $85 million of profitsharing for our Employees in second quarter 2021, for a total of $109 million in first half 2021.

"Compared to the last four quarters, second quarter 2021 operating revenues significantly improved, decreasing 32.2 percent compared with second quarter 2019. June 2021 operating revenues decreased 20.7 percent, compared with June 2019. Monthly operating revenue trends improved sequentially throughout the quarter. Leisure passenger traffic in June 2021 rebounded above June 2019 levels, while passenger fares were comparable with June 2019. Based on current bookings, leisure passenger traffic and fares in July are expected to trend higher than July 2019 levels. Business revenues continue to lag leisure revenue trends; however, we are encouraged by the improvement in business revenues in second quarter 2021, and we continue to experience steady weekly improvements in business bookings, thus far, in July 2021.

"Second quarter 2021 jet fuel prices increased significantly compared with first quarter 2021 and second quarter 2020. Despite cost penalties of technology and weather disruptions, our second quarter 2021 non-fuel cost performance was in line with guidance. We currently expect higher fuel prices and capacity-driven cost increases in third quarter 2021, year-over-year. To support the return of flight activity, we expect to recall the vast majority of our Employees early from voluntary time-off by the end of third quarter 2021, which is expected to reduce our prior forecasted savings from voluntary leave programs beyond second quarter 2021. Absent the costs associated with fewer Employees on leave, along with ramp up costs and premium pay offered for Operations Employees, third quarter 2021 non-fuel unit costs, excluding special items and profitsharing, are forecast to trend in line with, or below, 2019 levels4.

"Our balance sheet strength remains unmatched in the U.S. airline industry and a competitive differentiator. As of June 30, 2021, our total liquidity was $17.9 billion. Average core cash burn2 was approximately $1 million per day in second quarter 2021; however, as anticipated, we achieved positive average core cash flow in June 2021, which was approximately $4 million per day. Based on our current booking trends and cost outlook, we are hopeful to be profitable, both on a GAAP and non-GAAP basis, again in third and fourth quarter 2021. Should the pandemic negatively affect our current trends, we are prepared to manage through it.

"We have tremendous flexibility and opportunity with our Boeing 737 MAX (MAX) order book. In addition to committing 55 aircraft to 18 new cities and approximately 37 aircraft to Hawaii by the end of this year, we intend to utilize new aircraft next year and beyond to restore most of our pre-pandemic routes and frequencies, and pursue new market opportunities. We can choose to accelerate fleet modernization efforts if these growth opportunities do not materialize. We believe 2022 will be another transition year in the pandemic recovery, and our primary goals will be to deliver operational reliability with optimized resources; generate solid profits and margins; restore and grow the route network; and reduce carbon emissions intensity.

"We recently announced I will transition to Executive Chairman in February 2022, at which time Bob Jordan, Executive Vice President, will become Chief Executive Officer. Bob is well-prepared to take on this important role as a gifted and experienced executive with 33 years of broad experience at Southwest. A smooth transition is underway, and we remain focused on managing through the pandemic, as well as sharpening up our strategic plan with a crystal clear set of initiatives for the next five years. In addition to restoring our route network and core operational efficiency, these initiatives include the continued rollout of Global Distribution System (GDS) access for corporate travelers; the acceleration of fleet modernization efforts to replace our 737-700 aircraft with the MAX; and the development of tangible steps to minimize our carbon footprint and support our goal to be carbon neutral by 2050. I have the utmost confidence in Bob, our Southwest Leadership Team, and the People of Southwest Airlines to successfully implement these initiatives and lead the Company forward. And I'm proud to continue to be a part of the Team for years to come."

Revenue Results and Outlook
The Company's second quarter 2021 operating revenues increased 297.6 percent, year-over-year, to $4.0 billion, but decreased 32.2 percent compared with second quarter 2019 due to the pandemic. Second quarter 2021 operating revenue per available seat mile (RASM, or unit revenues) was 11.99 cents, a decrease of 18.9 percent, compared with second quarter 2019, primarily driven by a passenger revenue yield decrease of 18.9 percent and a load factor decrease of 3.5 points.

The Company performed significantly better than expected at the outset of the quarter. The Company experienced sequential monthly improvements in operating revenues during second quarter 2021, driven primarily by improvements in leisure passenger traffic and fares. While business travel demand continued to lag leisure trends, June 2021 managed business revenues were down approximately 69 percent, which represented another sequential improvement compared with a decrease of 77 percent in May 2021, and a decrease of 80 percent in April 2021, all compared with respective 2019 levels.

The following table presents selected revenue and load factor results for second quarter 2021:

	April 2021	May 2021	June 2021	2Q 2021
Operating revenue compared with 2019 (a)	Down 42.2%	Down 34.7%	Down 20.7%	Down 32.2%
Previous estimation	Down ~42%	Down ~35%	Down ~20%	(b)
Load factor	79.0%	83.5%	85.5%	82.9%
Previous estimation	(c)	~84%	~85%	(b)
(a) The Company believes that operating revenues compared with 2019 is a more relevant measure of performance than a year-over-year comparison due to the significant impacts in 2020 due to the pandemic.
(b) No previous estimation provided.
(c) Remains unchanged from previously provided estimation.

Thus far, the Company continues to experience typical leisure booking patterns for summer and fall 2021 travel. The Company's revenue outlook for August 2021 is impacted by less holiday travel, an estimated one to two point headwind, compared with August 2019, as the Labor Day holiday weekend falls in September 2021, whereas it was split between August and September in 2019. Despite steady weekly improvements in business bookings, thus far, in July, the lag in business travel recovery is expected to continue to have a negative impact on close-in demand and average passenger fares in third quarter 2021.

The following monthly table presents selected preliminary estimates of revenue and load factor for July and August 2021:

	Estimated July 2021	Estimated August 2021
Operating revenue compared with 2019 (a)	Down 10% to 15%	Down 12% to 17%
Previous estimation	Down 15% to 20%	(b)
Load factor	~85%	~80%
Previous estimation	(c)	(b)
(a) The Company believes that operating revenues compared with 2019 is a more relevant measure of performance than a year-over-year comparison due to the significant impacts in 2020 due to the pandemic.
(b) No previous estimation provided.
(c) Remains unchanged from previously provided estimation.

The Company achieved its goal of enabling industry-standard corporate bookings through Amadeus's GDS platform and Travelport's multiple GDS platforms (Apollo, Worldspan, and Galileo) in 2020. The Company plans to go live with Sabre on July 26, 2021. The Company also uses Airlines Reporting Corporation (ARC) to handle the industry-standard settlement of tickets booked through Travelport and Amadeus channels. Sabre tickets are also expected to settle via ARC. The Company's enhancement of its GDS channel strategy is part of its larger "channel of choice" offering and complements its direct strategy through the expanding Airline Tariff Publishing Company's (ATPCO) New Distribution Capability (NDC) Exchange, as well as its existing SWABIZ® direct travel management tool. The goal is to distribute Southwest's everyday low fares to more business travelers through their preferred channel.

Cost Performance and Outlook
Second quarter 2021 operating expenses increased 59.9 percent, year-over-year, to $3.4 billion, but decreased 30.9 percent compared with second quarter 2019 due to the pandemic. Excluding special items, second quarter 2021 operating expenses increased 31.9 percent, year-over-year, to $4.2 billion. Second quarter 2021 operating expenses per available seat mile (CASM, or unit costs) decreased 17.3 percent, compared with second quarter 2019. Excluding special items, second quarter 2021 CASM increased 1.0 percent, compared with second quarter 2019.

The following table presents economic fuel costs per gallon1, including the impact of fuel hedging premium expense and fuel derivative contracts, for second quarter 2021 and the prior year period:

	Second Quarter
	2021	2020
Economic fuel costs per gallon	$1.92	$1.33
Fuel hedging premium expense	$24 million	$24 million
Fuel hedging premium expense per gallon	$0.06	$0.12
Fuel hedging cash settlement gains per gallon	$0.02	—

The Company's second quarter 2021 available seat miles (ASMs, or capacity) per gallon (fuel efficiency) declined 8.7 percent, year-over-year, due to the return to service of more of its least fuel-efficient aircraft, the Boeing 737-700. When compared with second quarter 2019, fuel efficiency improved 4.5 percent in second quarter 2021 due to the March 2021 return to service of its most fuel-efficient aircraft, the MAX. The MAX is critical to the Company's efforts to modernize its fleet, reduce carbon emissions intensity, and achieve carbon neutrality by 2050. The Company expects third quarter 2021 fuel efficiency to be in line with second quarter 2021, on a nominal basis.

Based on the Company's existing fuel derivative contracts and market prices as of July 15, 2021, the following table presents estimates of economic fuel costs per gallon5, including the estimated impact of fuel hedging premium expense and fuel derivative contracts, for third and fourth quarter 2021 and prior year periods:

	Third Quarter		Fourth Quarter
	2021	2020	2021	2020
Economic fuel costs per gallon	$2.05 to $2.15	$1.23	$2.05 to $2.15	$1.25
Fuel hedging premium expense	$25 million	$24 million	$25 million	$24 million
Fuel hedging premium expense per gallon	$0.05	$0.08	$0.05	$0.08
Fuel hedging cash settlement gains per gallon	$0.04	—	$0.02	—

As of July 15, 2021, the fair market value of the Company's fuel derivative contracts for the remainder of 2021 was an asset of approximately $67 million, and the fair market value settling in 2022 and beyond was an asset of approximately $422 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, second quarter 2021 operating expenses increased 39.0 percent, year-over-year, and decreased 31.4 percent, compared with second quarter 2019. The Company accrued $85 million of profitsharing expense in second quarter 2021, compared with no profitsharing accrual in second quarter 2020. The Company's second quarter 2021 net income included special items, the largest of which was a pre-tax benefit of approximately $724 million of PSP proceeds, which offset salaries, wages, and benefits expenses and was comprised of $177 million under the Consolidated Appropriations Act, 2021 and $547 million under the American Rescue Plan Act of 2021.

Excluding fuel and oil expense, special items, and profitsharing, second quarter 2021 operating expenses increased 13.3 percent, year-over-year, which was in line with the Company's expectation. The year-over-year increase was driven primarily by variable, flight-driven expenses as capacity increased 86.8 percent, year-over-year. As expected, the Company realized approximately $325 million of cost savings in second quarter 2021 from voluntary separation and extended leave programs. The Company now estimates annual 2021 cost savings from these programs to be approximately $1.0 billion, down from its previous guidance of $1.1 billion to $1.2 billion due to earlier than projected Employee recalls from voluntary leave programs. The Company expects third quarter 2021 cost savings from these programs to be approximately $150 million. Second quarter 2021 CASM, excluding fuel and oil expense, special items, and profitsharing expense, decreased 39.3 percent, year-over-year, driven primarily by the significant increase in capacity and increased 7.6 percent, compared with second quarter 2019.

Based on current cost trends and capacity plans, third quarter 2021 operating expenses and unit costs, excluding fuel and oil expense, special items, and profitsharing, are expected to increase in the range of one to five percent, compared with third quarter 20194. The Company currently expects three to four points of the unit cost increase in third quarter 2021 to be attributable to ramp up costs and premium pay offered to Operations Employees. Another one point is expected to be attributable to lower estimated cost savings from voluntary leave programs due to higher than projected Employee recalls.

Other expenses in second quarter 2021 decreased $20 million, year-over-year, primarily due to an improvement in other gains and losses driven by adjustments for fuel derivative contracts not designated as fuel hedges for accounting purposes, which are excluded from the Company's non-GAAP results as a special item.

The Company's second quarter 2021 effective tax rate was 31 percent. The Company currently estimates its annual 2021 effective tax rate to be approximately 26 percent, compared with its previous guidance of approximately 23 percent. The higher tax rate in second quarter and annual 2021 is primarily due to higher state taxes than previously estimated.

Fleet and Capacity
The Company ended second quarter 2021 with 736 Boeing 737 aircraft, including 68 MAX 8 aircraft. During second quarter 2021, the Company took delivery of seven MAX 8 aircraft from The Boeing Company (Boeing). The Company expects delivery of one more leased MAX 8 aircraft in 2021. Also during second quarter 2021, the Company returned one leased 737-700 aircraft to its lessor and expects to return one more leased 737-700 aircraft in 2021, for a total of 10 retirements in 2021. As of June 30, 2021, 39 737-700 aircraft remained in temporary storage due to the prolonged period of depressed demand levels. These aircraft are expected to have required maintenance checks completed and be returned to service by the end of this year.

In March, the Company amended its aircraft order book with Boeing through 2031 driven by growth opportunities and ongoing fleet modernization plans for less carbon-intensive aircraft. During second quarter 2021, the Company further amended its aircraft purchase agreement with Boeing, including a Supplemental Agreement in June 2021 to accelerate 10 MAX options from 2023 to 2022. On July 1, 2021, the Company exercised three options for delivery in 2022. And, the Company intends to exercise another three options this month for 2022 delivery. Upon the intended exercise of these three additional options, the Company's 2022 firm orders will be 70 with 44 remaining options, and bring its order book with Boeing to 389 MAX firm orders (240 MAX 7 and 149 MAX 8) and 262 MAX options (MAX 7 or MAX 8) for years 2021 through 2031. The Company continues to expect that more than half of the MAX aircraft in its firm order book will replace a significant amount of its 461 737-700 aircraft over the next 10 to 15 years to support the modernization of its fleet, a key component of its environmental sustainability efforts. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company's second quarter 2021 capacity increased 86.8 percent, year-over-year, due to increased flight activity driven primarily by increased leisure passenger traffic. The following table presents capacity results for second quarter 2021:

	April 2021	May 2021	June 2021	2Q 2021
ASMs year-over-year	Up 82.9%	Up 125.8%	Up 64.3%	Up 86.8%
Previous estimation	Up ~83%	Up ~126%	Up ~65%	Up ~87%
ASMs compared with 2019	Down 23.8%	Down 18.2%	Down 7.4%	Down 16.4%
Previous estimation	Down ~24%	Down ~18%	Down ~7%	Down ~16%

The Company expects its third quarter 2021 capacity to increase from second quarter 2021 levels, based on the expectation of further improvement in travel demand. The Company is in the process of adjusting its published flight schedules for September and October 2021. Including these adjustments, the following table presents capacity estimates for third quarter 2021:

	Estimated July 2021	Estimated August 2021	Estimated September 2021	Estimated 3Q 2021
ASMs year-over-year	Up ~41%	Up ~41%	Up ~68%	Up ~49%
Previous estimation	(a)	Up ~39%	(b)	(b)
ASMs compared with 2019	Down ~3%	Up ~3%	Comparable	Comparable
Previous estimation	(a)	Comparable	(b)	(b)
(a) Remains unchanged from previously provided estimation.
(b) No previous estimation provided.

In addition, the Company currently expects its fourth quarter 2021 capacity to increase approximately 68 percent, year-over-year, and to be comparable with fourth quarter 2019. The Company will continue to monitor demand and booking trends and adjust capacity, as needed. As such, the Company’s actual flown capacity may differ materially from currently published flight schedules or current estimations.

Liquidity and Capital Deployment
As of June 30, 2021, the Company had approximately $16.9 billion in cash and short-term investments, and a fully available revolving secured credit facility of $1.0 billion. During second quarter 2021, the Company reached an agreement with the U.S. Department of Treasury and received approximately $1.9 billion in PSP proceeds under the American Rescue Plan Act of 2021. The Company also received its third and final disbursement of PSP proceeds in the amount of $259 million under the Consolidated Appropriations Act, 2021. The Company currently has unencumbered assets with an estimated value of more than $11 billion, including aircraft value estimated in the range of $9 billion to $10 billion, and approximately $2 billion in non-aircraft assets such as spare engines, ground equipment, and real estate. In addition, the Company has significant value from its Rapid Rewards® loyalty program. As of July 21, 2021, the Company had cash and short-term investments of approximately $16.8 billion.

Net cash provided by operations during second quarter 2021 was $2.0 billion, driven primarily by PSP proceeds of $1.5 billion. Second quarter 2021 capital expenditures were $95 million. The Company now estimates its 2021 capital expenditures to be in the range of $500 million to $600 million, compared with its previous guidance of approximately $500 million, primarily due to an increase in aircraft pre-delivery payments associated with the 2022 option exercises for MAX deliveries next year, in addition to other aircraft related capital expenditures shifting into 2021. Based on 70 firm orders planned for 2022, the Company's contractual aircraft capital expenditures for 20226 are now estimated to be approximately $1.6 billion, compared with its previous guidance of approximately $1.5 billion. Further, the Company's total contractual aircraft capital expenditures for all years 2021 through 2026, which represent 209 MAX firm orders (175 MAX 7 and 34 MAX 8 aircraft), are estimated to be approximately $5.7 billion. Fleet and other capital investment plans are expected to continue to evolve as the Company manages through this pandemic recovery period, and the Company intends to evaluate the exercise of its remaining 44 MAX options for 2022 as decision deadlines occur throughout the remainder of this year.

As of June 30, 2021, the Company had current and non-current debt obligations that totaled $11.4 billion. The Company repaid approximately $43 million in debt and finance lease obligations during second quarter 2021 and is scheduled to repay approximately $111 million in debt and finance lease obligations in second half 2021. Based on current debt outstanding and current market interest rates, the Company expects third quarter 2021 interest expense to be approximately $115 million. As of June 30, 2021, the Company was in a net cash position7 of $5.5 billion, and its adjusted debt8 to invested capital (leverage) was 57 percent. The Company remains the only U.S. airline with an investment-grade credit rating by all three rating agencies.

Awards and Recognitions
•Named a Top 100 Company by BetterInvesting Magazine
•Named among the highest ranking carriers for customer satisfaction in the J.D. Power 2021 North American Satisfaction StudySM; ranked #2
•Named one of America's Most Trusted Travel & Hospitality Brands by Morning Consult; ranked #3
•Ranked #1 for Most Reliable Airline and #4 for Best Airline by WalletHub
•Received the "3+" designation from 50/50 Women on Boards for having three or more women on the Company's Board of Directors

Conference Call
The Company will discuss its second quarter 2021 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items and free cash flow. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items).
2Cash burn is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. Average daily core cash burn/flow is calculated as Loss/Income before income taxes, non-GAAP, adjusted for Depreciation and amortization expense; capital expenditures; and adjusted amortizing debt service payments; divided by the number of days in the period. Average daily core cash burn was approximately $1 million in second quarter 2021; however, the Company achieved positive average daily core cash flow in June 2021, of approximately $4 million. The Company utilizes average daily core cash burn/flow to monitor the performance of its core business as a proxy for its ability to achieve sustainable break-even or positive results on a cash basis. Given that the Company’s cash burn/flow calculation is derived from Loss/Income before income taxes, non-GAAP, the Company excludes the following items in its calculation of average core cash burn/flow: financing transactions; PSP proceeds; voluntary separation and extended emergency time off program payments; and other changes in working capital. Cash burn/flow methodology varies by airline, and the Company’s average daily core cash burn/flow may differ materially by utilizing cash burn/flow calculations that adjust for changes in working capital. Utilizing an alternative cash burn/flow approach, which adjusts for changes in working capital—including changes in Air traffic liability and cash payments for voluntary separation and extended emergency time off program payments, among other items—the Company generated average core cash flow of approximately $11 million per day in June 2021, and approximately $6 million per day in second quarter 2021. Average core cash burn/flow projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected core cash burn/flow results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
3Includes approximately $16.9 billion in cash and short-term investments and a fully available secured revolving credit line of $1.0 billion.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Based on the Company's existing fuel derivative contracts and market prices as of July 15, 2021, both third quarter and fourth quarter 2021 economic fuel costs per gallon are estimated to be in the range of $2.05 to $2.15. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
6Net of progress payments made on undelivered MAX aircraft and previously agreed upon delivery credits provided by Boeing to the Company due to the settlement of 2020 estimated damages relating to the Federal Aviation Administration grounding of the 737 MAX aircraft.
7Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
8Adjusted debt is calculated as short-term and long-term debt, including the net present value of aircraft rentals related to operating leases.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial outlook, expectations, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (ii) the Company's expectations with respect to fuel costs and fuel efficiency and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (iii) the Company’s expectations with respect to its voluntary separation and extended leave programs, as well as its recall of Employees from extended time-off; (iv) the Company’s plans, expectations, goals, and opportunities with respect to its route network and the associated utilization of its fleet; (v) the Company’s goals with respect to operational efficiency and reliability, reduction of carbon emissions intensity, and profitability; (vi) the Company’s goals and expectations with respect to its strategic initiatives; (vii) the Company’s expectations regarding passenger demand and fares, including underlying assumptions, in particular with respect to business travel; (viii) the Company’s expectations and goals related to its enhancement of corporate travel options; (ix) the Company's plans and expectations regarding its fleet and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations; (x) the Company’s plans and expectations with respect to capacity and capacity adjustments; and (xi) the Company's plans, estimates, and assumptions related to capital spending and repayment of debt and finance lease obligations. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic; any new variant strains of the underlying virus; the effectiveness, availability, and usage of vaccines; the duration and scope of governmental orders and restrictions related to the COVID-19 pandemic; the extent of the impact of the COVID-19 pandemic on overall demand for air travel and the Company's related business plans and decisions; the impact of the COVID-19 pandemic on the Company's ability to retain key Employees; and the impact of the COVID-19 pandemic on the Company's access to capital; (ii) the impact of fears or actual outbreaks of other diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fears of terrorism or war, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iii) the Company’s dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (iv) the impact of governmental actions and governmental regulations on the Company's plans, strategies, financial results, and operations; (v) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vi) the Company's dependence on Boeing with respect to the Company's fleet delivery schedule and related fleet modernization, as well as the Company’s capital expenditure plans and expectations; (vii) the Company's and Boeing's dependence on other third-party providers to perform in accordance with expectations in connection with the manufacture and delivery of aircraft; (viii) the Company's dependence on other third parties, in particular with respect to its fuel supply and its corporate travel enhancements, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (ix) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (x) the impact of labor matters on the Company's results of operations, business decisions, plans, and strategies; and (xi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	Percent Change	2021	2020	Percent Change
OPERATING REVENUES:
Passenger	$3,569	$704	n.m.	$5,282	$4,549	16.1
Freight	50	38	31.6	92	77	19.5
Other	389	266	46.2	686	616	11.4
Total operating revenues	4,008	1,008	297.6	6,060	5,242	15.6

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	1,825	1,714	6.5	3,395	3,568	(4.8)
Payroll support and voluntary Employee programs, net	(740)	(784)	(5.6)	(2,187)	(784)	179.0
Fuel and oil	803	257	212.5	1,272	1,128	12.8
Maintenance materials and repairs	222	140	58.6	395	412	(4.1)
Landing fees and airport rentals	403	275	46.5	716	614	16.6
Depreciation and amortization	315	313	0.6	627	624	0.5
Other operating expenses	586	220	166.4	1,049	917	14.4
Total operating expenses, net	3,414	2,135	59.9	5,267	6,479	(18.7)

OPERATING INCOME (LOSS)	594	(1,127)	n.m.	793	(1,237)	n.m.

OTHER EXPENSES (INCOME):
Interest expense	116	96	20.8	229	124	84.7
Capitalized interest	(8)	(7)	14.3	(19)	(12)	58.3
Interest income	(2)	(9)	(77.8)	(4)	(26)	(84.6)
Other (gains) losses, net	(14)	32	n.m.	(61)	60	n.m.
Total other expenses (income)	92	112	(17.9)	145	146	(0.7)

INCOME (LOSS) BEFORE INCOME TAXES	502	(1,239)	n.m.	648	(1,383)	n.m.
PROVISION (BENEFIT) FOR INCOME TAXES	154	(324)	n.m.	185	(374)	n.m.
NET INCOME (LOSS)	$348	$(915)	n.m.	$463	$(1,009)	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$0.59	$(1.63)	n.m.	$0.78	$(1.87)	n.m.
Diluted	$0.57	$(1.63)	n.m.	$0.76	$(1.87)	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	591	563	5.0	591	539	9.6
Diluted	615	563	9.2	612	539	13.5

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2021	2020	Change	2021	2020	Change
Fuel and oil expense, unhedged	$802	$254		$1,266	$1,100
Add: Premium cost of fuel contracts designated as hedges	14	13		29	38
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(13)	(10)		(23)	(10)
Fuel and oil expense, as reported	$803	$257		$1,272	$1,128
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	5	10		14	10
Add: Premium cost of fuel contracts not designated as hedges	10	11		21	11
Fuel and oil expense, excluding special items (economic)	$818	$278	194.2	$1,307	$1,149	13.8

Total operating expenses, net, as reported	$3,414	$2,135		$5,267	$6,479
Add: Payroll support and voluntary Employee programs, net	740	784		2,187	784
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	5	10		14	10
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	1	—		2	—
Add: Premium cost of fuel contracts not designated as hedges	10	11		21	11
Add: Gain from aircraft sale-leaseback transactions	—	222		—	222
Total operating expenses, excluding special items	$4,170	$3,162	31.9	$7,491	$7,506	(0.2)
Deduct: Fuel and oil expense, excluding special items (economic)	(818)	(278)		(1,307)	(1,149)
Operating expenses, excluding Fuel and oil expense and special items	$3,352	$2,884	16.2	$6,184	$6,357	(2.7)
Deduct: Profitsharing expense	(85)	—		(109)	—
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,267	$2,884	13.3	$6,075	$6,357	(4.4)

Operating income (loss), as reported	$594	$(1,127)		$793	$(1,237)
Deduct: Payroll support and voluntary Employee programs, net	(740)	(784)		(2,187)	(784)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(5)	(10)		(14)	(10)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—		(2)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(10)	(11)		(21)	(11)
Deduct: Gain from aircraft sale-leaseback transactions	—	(222)		—	(222)
Operating loss, excluding special items	$(162)	$(2,154)	(92.5)	$(1,431)	$(2,264)	(36.8)

Other (gains) losses, net, as reported	$(14)	$32		$(61)	$60
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	11	(15)		9	(17)
Deduct: Premium cost of fuel contracts not designated as hedges	(10)	(11)		(21)	(11)
Deduct: Mark-to-market impact from interest rate swap agreements	—	(5)		—	(29)
Other (gains) losses, net, excluding special items	$(13)	$1	n.m.	$(73)	$3	n.m.

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2021	2020	Change	2021	2020	Change
Income (loss) before income taxes, as reported	$502	$(1,239)		$648	$(1,383)
Deduct: Payroll support and voluntary Employee programs, net	(740)	(784)		(2,187)	(784)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(5)	(10)		(14)	(10)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—		(2)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	(222)		—	(222)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(11)	15		(9)	17
Add: Mark-to-market impact from interest rate swap agreements	—	5		—	29
Loss before income taxes, excluding special items	$(255)	$(2,235)	(88.6)	$(1,564)	$(2,353)	(33.5)

Provision (benefit) for income taxes, as reported	$154	$(324)		$185	$(374)
Deduct: Net income (loss) tax impact of fuel and special items (a)	(203)	(327)		(528)	(319)
Deduct: GAAP to Non-GAAP tax rate difference (b)	—	(83)		—	(82)
Benefit for income taxes, net, excluding special items	$(49)	$(734)	(93.3)	$(343)	$(775)	(55.7)

Net income (loss), as reported	$348	$(915)		$463	$(1,009)
Deduct: Payroll support and voluntary Employee programs, net	(740)	(784)		(2,187)	(784)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(5)	(10)		(14)	(10)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(1)	—		(2)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	(222)		—	(222)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(11)	15		(9)	17
Add: Mark-to-market impact from interest rate swap agreements	—	5		—	29
Add: Net income (loss) tax impact of special items (a)	203	327		528	319
Add: GAAP to Non-GAAP tax rate difference (b)	—	83		—	82
Net loss, excluding special items	$(206)	$(1,501)	(86.3)	$(1,221)	$(1,578)	(22.6)

Net income (loss) per share, diluted, as reported	$0.57	$(1.63)		$0.76	$(1.87)
Deduct: Impact of special items	(1.21)	(1.76)		(3.59)	(1.78)
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.03)	(0.02)		(0.04)	(0.02)
Add: Net income (loss) tax impact of special items (a)	0.33	0.59		0.87	0.59
Add: GAAP to Non-GAAP tax rate difference (b)	—	0.15		—	0.15
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (c)	(0.01)	—		(0.07)	—
Net loss per share, diluted, excluding special items	$(0.35)	$(2.67)	(86.9)	$(2.07)	$(2.93)	(29.4)
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP tax rate differences, primarily due to the PSP proceeds being excluded as a special item, and reflected the anticipated benefit of carrying back full year 2020 projected net losses to claim tax refunds against previous cash taxes paid relating to tax years 2015 through 2019, some of which were at higher rates than the current year.
(c) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and six months ended June 30, 2021 and 2020 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2021	2020	Change	2021	2020	Change
Revenue passengers carried (000s)	26,158	5,253	n.m.	40,383	30,001	34.6
Enplaned passengers (000s)	32,786	6,990	n.m.	50,713	36,768	37.9
Revenue passenger miles (RPMs) (in millions) (a)	27,689	5,614	n.m.	42,565	29,549	44.0
Available seat miles (ASMs) (in millions) (b)	33,414	17,887	86.8	56,561	53,237	6.2
Load factor (c)	82.9%	31.4%	51.5 pts.	75.3%	55.5%	19.8 pts.
Average length of passenger haul (miles)	1,059	1,069	(0.9)	1,054	985	7.0
Average aircraft stage length (miles)	794	749	6.0	785	741	5.9
Trips flown	268,820	153,088	75.6	461,221	465,481	(0.9)
Seats flown (000s) (d)	41,826	23,650	76.9	71,617	70,780	1.2
Seats per trip (e)	155.6	154.5	0.7	155.3	152.1	2.1
Average passenger fare	$136.46	$134.04	1.8	$130.79	$151.63	(13.7)
Passenger revenue yield per RPM (cents) (f)	12.89	12.54	2.8	12.41	15.40	(19.4)
RASM (cents) (g)	11.99	5.63	113.0	10.71	9.85	8.7
PRASM (cents) (h)	10.68	3.94	171.1	9.34	8.55	9.2
CASM (cents) (i)	10.22	11.94	(14.4)	9.31	12.17	(23.5)
CASM, excluding Fuel and oil expense (cents)	7.81	10.50	(25.6)	7.06	10.05	(29.8)
CASM, excluding special items (cents)	12.48	17.68	(29.4)	13.24	14.10	(6.1)
CASM, excluding Fuel and oil expense and special items (cents)	10.03	16.12	(37.8)	10.93	11.94	(8.5)
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	9.78	16.12	(39.3)	10.74	11.94	(10.1)
Fuel costs per gallon, including fuel tax (unhedged)	$1.88	$1.22	54.1	$1.77	$1.65	7.3
Fuel costs per gallon, including fuel tax	$1.88	$1.23	52.8	$1.78	$1.69	5.3
Fuel costs per gallon, including fuel tax (economic)	$1.92	$1.33	44.4	$1.83	$1.72	6.4
Fuel consumed, in gallons (millions)	426	208	104.8	712	664	7.2
Active fulltime equivalent Employees (j)	54,448	61,118	(10.9)	54,448	61,118	(10.9)
Aircraft at end of period (k)	736	737	(0.1)	736	737	(0.1)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 1,466 Employees participating in the Extended Emergency Time Off program as of June 30, 2021.
(k) Included 39 Boeing 737 Next Generation aircraft in temporary storage as of June 30, 2021. Also included 34 Boeing 737 MAX and 77 Boeing 737 Next Generation aircraft in long term storage as of June 30, 2020.

Southwest Airlines Co.
Supplemental Information Compared with 2019
(unaudited)

The Company believes certain comparisons with 2019 are more relevant measures of performance than year-over-year comparisons due to the significant impacts in 2020 due to the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended June 30,			Six months ended June 30,
(in millions, except per share and unit costs)	2021	2019	Percent Change	2021	2019	Percent Change
Net income	$348	$741	(53.0)	$463	$1,128	(59.0)
Net income per share, diluted	$0.57	$1.37	(58.4)	$0.76	$2.06	(63.1)
Operating revenues	$4,008	$5,909	(32.2)	$6,060	$11,059	(45.2)
Operating expenses	$3,414	$4,941	(30.9)	$5,267	$9,586	(45.1)
Operating expenses, excluding Fuel and oil expense	$2,611	$3,805	(31.4)	$3,995	$7,434	(46.3)
Operating expenses, excluding Fuel and oil expense and profitsharing	$2,526	$3,635	(30.5)	$3,886	$7,175	(45.8)
RASM (cents)	11.99	14.78	(18.9)	10.71	14.20	(24.6)
Passenger revenue yield per RPM (cents)	12.89	15.89	(18.9)	12.41	15.68	(20.9)
CASM (cents)	10.22	12.36	(17.3)	9.31	12.31	(24.4)
CASM, excluding Fuel and oil expense and profitsharing (cents)	7.56	9.09	(16.8)	6.87	9.21	(25.4)
Fuel costs per gallon, including fuel tax	$1.88	$2.13	(11.7)	$1.78	$2.09	(14.8)
Available seat miles (ASMs)	33,414	39,985	(16.4)	56,561	77,871	(27.4)
Load factor	82.9%	86.4%	(3.5) pts.	75.3%	83.8%	(8.5) pts.

Adjusted for special items
	Three months ended June 30,			Six months ended June 30,
(in millions, except per share and unit costs)	2021	2019	Percent Change	2021	2019	Percent Change
Net income (loss)	$(206)	$741	n.m.	$(1,221)	$1,128	n.m.
Net income (loss) per share, diluted	$(0.35)	$1.37	n.m.	$(2.07)	$2.06	n.m.
Operating revenues	$4,008	$5,909	(32.2)	$6,060	$11,059	(45.2)
Operating expenses	$4,170	$4,941	(15.6)	$7,491	$9,586	(21.9)
Operating expenses, excluding Fuel and oil expense	$3,352	$3,805	(11.9)	$6,184	$7,434	(16.8)
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,267	$3,635	(10.1)	$6,075	$7,175	(15.3)
RASM (cents)	11.99	14.78	(18.9)	10.71	14.20	(24.6)
Passenger revenue yield per RPM (cents)	12.89	15.89	(18.9)	12.41	15.68	(20.9)
CASM (cents)	12.48	12.36	1.0	13.24	12.31	7.6
CASM, excluding Fuel and oil expense and profitsharing (cents)	9.78	9.09	7.6	10.74	9.21	16.6
Fuel costs per gallon, including fuel tax (economic)	$1.92	$2.13	(9.9)	$1.83	$2.09	(12.4)
Available seat miles (ASMs)	33,414	39,985	(16.4)	56,561	77,871	(27.4)
Load factor	82.9%	86.4%	(3.5) pts.	75.3%	83.8%	(8.5) pts.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$14,124	$11,063
Short-term investments	2,751	2,271
Accounts and other receivables	1,328	1,130
Inventories of parts and supplies, at cost	464	414
Prepaid expenses and other current assets	521	295
Total current assets	19,188	15,173
Property and equipment, at cost:
Flight equipment	21,258	20,877
Ground property and equipment	6,183	6,083
Deposits on flight equipment purchase contracts	—	305
Assets constructed for others	—	309
	27,441	27,574
Less allowance for depreciation and amortization	12,199	11,743
	15,242	15,831
Goodwill	970	970
Operating lease right-of-use assets	1,969	1,892
Other assets	837	722
	$38,206	$34,588
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,378	$931
Accrued liabilities	2,353	2,259
Current operating lease liabilities	267	306
Air traffic liability	6,312	3,790
Current maturities of long-term debt	2,166	220
Total current liabilities	12,476	7,506

Long-term debt less current maturities	9,188	10,111
Air traffic liability - noncurrent	2,367	3,343
Deferred income taxes	1,688	1,634
Construction obligation	—	309
Noncurrent operating lease liabilities	1,679	1,562
Other noncurrent liabilities	1,120	1,247
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,269	4,191
Retained earnings	15,260	14,777
Accumulated other comprehensive income (loss)	136	(105)
Treasury stock, at cost	(10,865)	(10,875)
Total stockholders' equity	9,688	8,876
	$38,206	$34,588

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$348	$(915)	$463	$(1,009)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	315	313	627	624
Unrealized/realized (gain) loss on fuel derivative instruments	(17)	6	(23)	8
Deferred income taxes	(30)	(181)	(26)	(230)
Gain on sale-leaseback transactions	—	(222)	—	(222)
Changes in certain assets and liabilities:
Accounts and other receivables	(563)	(119)	(797)	64
Other assets	16	224	5	282
Accounts payable and accrued liabilities	989	1,200	923	(90)
Air traffic liability	946	667	1,546	1,368
Other liabilities	(64)	(74)	(186)	(206)
Cash collateral received from derivative counterparties	48	12	86	7
Other, net	17	(14)	32	(76)
Net cash provided by operating activities	2,005	897	2,650	520
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(95)	(113)	(190)	(336)
Supplier proceeds	—	128	—	428
Proceeds from sale-leaseback transactions	—	815	—	815
Purchases of short-term investments	(1,651)	(1,316)	(2,975)	(2,345)
Proceeds from sales of short-term and other investments	1,277	818	2,495	1,765
Net cash provided by (used in) investing activities	(469)	332	(670)	327
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	2,294	—	2,294
Proceeds from issuance of long-term debt	—	3,997	—	4,497
Proceeds from term loan credit facility	—	2,683	—	3,683
Proceeds from revolving credit facility	—	—	—	1,000
Proceeds from convertible notes	—	2,300	—	2,300
Proceeds from Payroll Support Program loan and warrants	625	885	1,136	885
Proceeds from Employee stock plans	13	13	26	24
Repurchase of common stock	—	—	—	(451)
Payments of long-term debt and finance lease obligations	(43)	(159)	(109)	(237)
Payments of term loan credit facility	—	(3,683)	—	(3,683)
Payments of revolving credit facility	—	(1,000)	—	(1,000)
Payments of cash dividends	—	—	—	(188)
Capitalized financing items	—	(171)	—	(176)
Other, net	22	23	28	8
Net cash provided by financing activities	617	7,182	1,081	8,956
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,153	8,411	3,061	9,803
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,971	3,940	11,063	2,548
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,124	$12,351	$14,124	$12,351

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 15, 2021

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	Third Quarter 2021 (c)	Fourth Quarter 2021 (d)
$50	$1.40- $1.50	$1.50- $1.60
$60	$1.70- $1.80	$1.80- $1.90
Current Market (a)	$2.05 - $2.15	$2.05 - $2.15
$80	$2.15 - $2.25	$2.25 - $2.35
$90	$2.30 - $2.40	$2.40 - $2.50
$100	$2.45 - $2.55	$2.55 - $2.65
Estimated fuel hedging premium expense per gallon (b)	$0.05	$0.05
Estimated premium costs (b)	$25 million	$25 million

Period	Maximum fuel hedged (gallons in millions) (f)
Remainder of 2021	641
2022	1,220
2023	655
Beyond 2023	106

(a) Brent crude oil average market prices as of July 15, 2021, were approximately $73 and $71 per barrel for third quarter 2021 and fourth quarter 2021, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of July 15, 2021, third quarter 2021 economic fuel costs are estimated to be in the $2.05 to $2.15 per gallon range, including fuel hedging premium expense of approximately $25 million, or $.05 per gallon, and $.04 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of July 15, 2021, fourth quarter 2021 economic fuel costs are estimated to be in the $2.05 to $2.15 per gallon range, including fuel hedging premium expense of approximately $25 million, or $.05 per gallon, and $.02 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate ("WTI") and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of July 15, 2021. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.

(f) The Company's gallons that are covered by derivative contracts represent the maximum number of gallons hedged for each respective period, which may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes provided, as market prices and the Company's fuel consumption fluctuates. Based on the Company's available seat mile plans for annual 2021, its maximum percent of estimated fuel consumption covered by fuel derivative contracts is 75 percent. The Company believes that providing the maximum percent of fuel consumption covered by derivative contracts in future years relative to 2019 fuel gallons consumed is a more relevant measure for future coverage, due to uncertainty regarding available seat mile plans in future years. Based on 2019 fuel gallons consumed, the Company's maximum percent of fuel consumption covered by fuel derivative contracts is 59% in 2022, 32% in 2023, and 5% beyond 2023.

Southwest Airlines Co.
737 Delivery Schedule
As of July 22, 2021

	The Boeing Company
	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 7 or 8 Options	Additional MAX 8s		Total

2021	—	19		—	9		28	(a)
2022	67	—		47	—		114	(b)
2023	30	—		60	—		90
2024	30	—		56	—		86
2025	30	—		56	—		86
2026	15	15		40	—		70
2027	15	15		6	—		36
2028	15	15		—	—		30
2029	20	30		—	—		50
2030	15	45		—	—		60
2031	—	10		—	—		10
	237	149	(c)	265	9	(d)	660

(a) Includes 27 737 MAX 8s delivered as of June 30, 2021, consisting of 19 owned and 8 leased aircraft.
(b) The Company intends to exercise three of its 47 options for delivery in 2022 by the end of July 2021. Upon the planned exercise of these options, the Company's 2022 order book will consist of 70 MAX 7 firm orders and 44 MAX options. At that point, the Company's order book will consist of 389 MAX firm orders (240 MAX 7 and 149 MAX 8) and 262 MAX options.
(c) The Company has flexibility to designate firm orders or options as MAX 7 or MAX 8, upon written advance notification as stated in the contract.
(d) These 9 additional MAX 8 aircraft are leases acquired from various third parties, including 8 leased MAX 8 aircraft delivered as of June 30, 2021. The Company also received 7 leased MAX 8 aircraft in fourth quarter 2020, for a total of 16 MAX 8 operating leased aircraft from third parties in 2020 and 2021, combined.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.PSP proceeds, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave program;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income (loss) ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to eleven 737 MAX 8 aircraft leases;
4.Gains associated with the sale-leaseback of ten Boeing 737-800 aircraft and ten Boeing 737 MAX 8 aircraft to third parties; and

5.Unrealized losses related to twelve forward-starting interest rate swap agreements. During the first six months of 2020, the interest rate swap agreements, which were related to twelve 737 MAX 8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated as hedges due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended June 30, 2021, the Company generated $1.9 billion in free cash flow, calculated as operating cash flows of $2.0 billion less capital expenditures of $95 million.

The Company has also utilized and provided average cash burn/flow and average daily core cash burn/flow which are non-GAAP financial measures. Cash burn/flow is a supplemental measure that most U.S. airlines began providing in 2020 to measure liquidity in light of the negative financial effects of the pandemic. The Company utilizes average daily core cash burn/flow to monitor the performance of its core business as a proxy for its ability to achieve sustainable break-even or positive results on a cash basis. Cash burn/flow methodology may vary by airline, and the Company's second quarter 2021 average daily core cash burn/flow may differ materially by utilizing cash burn/flow calculations that adjust for changes in working capital - including changes for Air traffic liability and cash payments for voluntary separation and extended emergency time off payments, among other items. See the Company's calculation of cash burn/flow below:

Three months ended
(in millions, except for Days in the period)	June 30, 2021
Loss before income taxes, non-GAAP	$(255)
Depreciation and amortization expense	315
Capital expenditures	(95)
Debt service payments	(43)
Core cash burn	$(78)

Days in the period	91

Average daily core cash burn	$(1)

Core cash burn, prior to changes in working capital	$(78)
Increase in Air traffic liability	946
Payments associated with Voluntary Employee Programs	(159)
Cash payments for income taxes	(176)
Other	(10)
Core cash flow, adjusted for changes in working capital	$523

Days in the period	91

Average daily core cash flow, adjusted for changes in working capital	$6